UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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SpartanNash Company

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On May 24, 2022, SpartanNash Company (the “Company”) distributed a letter to shareholders in connection with the Company’s 2022 Annual Meeting of Shareholders and issued a press release containing a copy of the letter. A copy of the press release can be found below.

***

SpartanNash Sends Letter to Shareholders Highlighting Strong Preliminary First Quarter 2022
Results and Pathway to Long-Term Growth

Actions Board Has Taken Are Delivering Value and Driving Long-Term Growth

Urges Shareholders to Vote “FOR” Each of SpartanNash's Highly Qualified Director Nominees on the WHITE Proxy Card

GRAND RAPIDS, Mich., May 24, 2022 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) today mailed a letter to shareholders in connection with its upcoming 2022 Annual Meeting of Shareholders (the “Annual Meeting”) highlighting its recent strong performance and pathway to long-term growth, and urging shareholders to vote the WHITE proxy card “FOR” each of SpartanNash’s qualified and experienced director nominees. The Annual Meeting will be held on June 9, 2022, and SpartanNash shareholders of record as of the close of business on April 11, 2022 are entitled to vote at the Annual Meeting.

The full text of the letter follows and can be found at SpartanNashTransformation.com.

May 24, 2022

Dear Fellow Shareholder,

Your Board has overseen a comprehensive transformation of SpartanNash, made important executive leadership appointments and enhanced the composition of your Board — all of which have driven improved financial and stock price performance. When change was warranted, your Board acted decisively, and we remain open to all credible ideas that will enhance shareholder value. Today, SpartanNash is successfully executing a clearly defined strategy to drive a new period of growth, with recently announced long-term financial targets to increase net sales by at least 12% and increase adjusted EBITDA by at least 40% by fiscal 2025.

SpartanNash’s total shareholder return has been 251% since the Board transitioned the management team in the summer of 2019i and 88% since September 2020 when Tony Sarsam was announced as CEO.ii The Company has also significantly outperformed the S&P 500 over those same time periods.

SpartanNash’s Annual Meeting of Shareholders is just days away, and you are being asked to make an important decision that will affect the future of the Company. Two activist investors, Macellum Advisors GP, LLC and Ancora Holdings Group, LLC (“Macellum” and “Ancora,” respectively, and together, the “Investor Group”), are seeking to replace three of your highly qualified director candidates. This has the potential to derail the important progress we are making and put the value of your investment at risk.

We urge you to take a moment to protect the value of your investment by voting today “FOR” each of SpartanNash’s director nominees on the enclosed WHITE proxy card.

Your Highly Engaged Board Is Exceptionally Suited to Advance the Company’s Transformation
and Continue Driving Shareholder Value

SpartanNash’s directors possess extensive public company board leadership and operating experience, as well as financial and industry expertise spanning food distribution, retail and consumer goods. Your Board also brings skills across strategy, business and culture transformation, supply chain and technology, and other areas that are directly relevant to SpartanNash’s business.

Your Board’s composition balances fresh perspectives gained by adding highly qualified new directors with the continuity of institutional knowledge provided by SpartanNash’s tenured Board members. The Company appointed three new directors in February 2022 as part of a deliberate and thorough refreshment process that began in the summer of 2021 with the assistance of a leading executive search firm.

We believe that the skillsets of SpartanNash’s director nominees outmatch the Investor Group's slate in every critical area, and that SpartanNash’s director nominees have the expertise, skills and diverse perspectives required to continue to successfully guide SpartanNash forward. The Investor Group’s nominees, if elected, would reduce the Board’s diversity with directors who are also not additive to the Board’s skills.

SpartanNash’s Strategy is Working and Delivering Strong Financial Results

Under your Board’s oversight and with our new executive leadership team at the helm, we have driven change through our strategy, operating model and People First culture. We recently announced preliminary results for the first quarter of 2022 that exceeded our own expectations, as well as those of Wall Street analysts, and we raised our outlook for the full year.

Highlights of our preliminary first quarter results include:

•	Net sales between $2.74B – $2.77B, compared to $2.66B in Q1 ‘21.
•	Adjusted EBITDAiii between $75.6M – $77.6M, compared to $64.8M in Q1 ‘21.

Our strong results are driven by:

✓	Supply chain transformation, which includes meeting our full-year commitment of $15M to $30M in run-rate cost savings in the first quarter alone. We also delivered an impressive ~7% improvement in throughput rate year-over-year

✓	Strong momentum in retail, with comparable store sales increasing by 7.2%

✓	Achieving Adjusted EBITDA marginsiv in our SpartanNash Military division in excess of our turnaround target

Your Board is guiding SpartanNash to increased growth in 2022:

We raised our guidance for the fiscal year ending December 31, 2022 to the following:

•	Net sales guidance to a range of $9.0B – $9.3B, compared to prior guidance of $8.9B – $9.1B.
•	Adjusted EBITDA guidance to a range of $224M – $239M, compared to prior guidance of $214M – $229M.

Our Long-Term Strategy Provides a Clear Path for Future Growth

Building on our Core Capabilities – People, Operational Excellence and Insights that Drive Solutions – we introduced Our Winning Recipe™ last year to set the strategic direction and launch a new period of growth for SpartanNash. Along with our raised guidance for 2022, we also recently introduced long-term financial targets that are fueled by the progress already made toward our transformation and supported by ongoing execution of our strategy.

By fiscal 2025 we expect to:

•	Grow net sales by at least 12% from FY 21 to more than $10B
•	Increase adjusted EBITDA by at least 40% from FY 21 to more than $300M
•	Expand adjusted EBITDA margin by 25% from FY 21 to approximately 3%

Our long-term growth is expected to be driven by:

✓	$1B in sales growth from share gains and continued expansion into value-add offerings

✓	Incremental EBITDA through margin enhancing innovation including OwnBrands execution, continued supply chain efficiencies, automation and retail execution

✓	Potential for programmatic M&A to further accelerate share gains and increased scale

Your Vote is Important – Help Ensure SpartanNash’s Continued Momentum

Your Board is highly engaged, extremely qualified and is overseeing the effective execution of the Company’s transformation to generate significant long-term value. We believe that the Investor Group’s nominees, if elected, would distract the Company from its current path, which is producing demonstrable results and outsized shareholder returns.

Protect the value of your investment and vote the WHITE proxy card today “FOR” each of SpartanNash’s highly qualified and experienced director nominees – Douglas A. Hacker, M. Shân Atkins, Matthew Mannelly, Julien Mininberg, Jaymin Patel, Maj. Gen. (Ret.) Hawthorne L. Proctor, Pamela Puryear, Ph.D., Tony Sarsam, and William R. Voss.

The SpartanNash Board has been unwavering in its commitment to act in the best interest of all shareholders. Thank you for your continued support.

Sincerely,

SpartanNash Board of Directors

Advisors

BofA Securities is serving as financial advisor to SpartanNash and Sidley Austin LLP is serving as legal advisor to SpartanNash.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. As a distributor, wholesaler and retailer with a global supply chain network, SpartanNash customers span a diverse group of national accounts, independent and chain grocers, e-commerce retailers, U.S. military commissaries and exchanges, and the Company's own brick-and-mortar grocery stores, pharmacies and fuel centers. SpartanNash distributes grocery and household goods, including fresh produce and its Our Family® portfolio of products, to locations in all 50 states, in addition to distributing to the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar, Djibouti, Korea and Japan. In addition, the Company owns and operates 145 supermarkets - primarily under the banners of Family Fare, Martin's Super Markets and D&W Fresh Market - and shares its operational insights to drive innovative solutions for SpartanNash food retail customers. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 strong and growing. For more information, visit spartannash.com.

Forward-Looking Statements

The matters discussed in this letter include "forward-looking statements" about the plans, strategies, objectives, goals or expectations of the Company. These forward-looking statements are identifiable by words or phrases indicating that the Company or management “expects,” “anticipates,” “plans,” “believes,” or “estimates,” or that a particular occurrence or event “may,” “could,” “should,” “will” or “will likely” result, occur or be pursued or “continue” in the future, that the “outlook”, “trend”, guidance, or target is toward a particular result or occurrence, that a development is an “opportunity,” “priority,” “strategy,” “focus,” that the Company is “positioned” for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made. There are many important factors that could cause actual results to differ materially. These risks and uncertainties include the Company's ability to compete in the highly competitive grocery distribution, retail grocery and military distribution industries; disruptions associated with the COVID-19 pandemic; the Company's ability to manage its private brand program for U.S. military commissaries; the Company's ability to implement its growth strategy; the ability of customers to fulfill their obligations to the Company; the Company's dependence on certain major customers, suppliers and vendors; disruptions to the Company's information security network; instances of security threats, severe weather conditions and natural disasters; impairment charges for goodwill and other long-lived assets; the Company’s ability to successfully manage leadership transitions; the Company's ability to service its debt and to comply with debt covenants; interest rate fluctuations; changes in the military commissary system, including its supply chain, or in the level of governmental funding; product recalls and other product-related safety concerns; labor relations issues and rising labor costs; changes in government regulations; and other risks and uncertainties listed under “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to the Company or that the Company currently believes are immaterial also may impair its business, operations, liquidity, financial condition and prospects. The Company undertakes no obligation to update or revise its forward-looking statements to reflect developments that occur or information obtained after the date of this letter.

In addition, although the preliminary financial results set forth in this letter have been prepared on a consistent basis with prior periods, they are based solely upon information available to management as of May 12, 2022. The Company is completing its financial closing procedures for the 16-week first quarter ended April 23, 2022, and additional items that would require material adjustments to the preliminary financial results may be identified. The preliminary financial results set forth in this letter could differ materially from the amounts that the Company ultimately reports for the first quarter. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update this information.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2022 annual meeting of shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Investor Relations” section of our website, www.spartannash.com, or by contacting SpartanNashIR@icrinc.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Non-GAAP Financial Measures

This letter includes information regarding adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA") and military adjusted EBITDA margin. These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. These measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. Certain of these measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

The Company is unable to provide a full reconciliation of the GAAP to non-GAAP measures used in the fiscal 2022 outlook and long-term targets disclosed in this letter without unreasonable effort because it is not possible to predict certain adjustment items with a reasonable degree of certainty since they are not yet known or quantifiable, and do not relate to the Company’s routine activities. These adjustments may include, among other items, restructuring and asset impairment activity, acquisition and integration costs, severance and organizational realignment costs, and the impact of adjustments to the last-in-first-out (LIFO) inventory reserve. This information is dependent upon future events, which may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2022 or fiscal 2025, respectively.

Contacts

Investor Contact:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

SpartanNashIR@icrinc.com

616-878-8354

Shareholders Contact:

Morrow Sodali

Mike Verrechia/Bill Dooley

800-662-5200

Media Contact:

Caitlin Gardner

Senior Manager, Public Relations

caitlin.gardner@spartannash.com

press@spartannash.com

Leigh Parrish / Nick Lamplough / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

SPARTANNASH COMPANY AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Table 1: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
	April 23, 2022		April 24, 2021
(In thousands)	Low	High	Actual
Net earnings	$18,706	$19,656	$19,516
Income tax expense	4,800	5,100	6,356
Other expenses, net	3,950	4,000	4,323
Operating earnings	27,456	28,756	30,195
Adjustments:
LIFO expense	10,150	10,250	1,655
Depreciation and amortization	28,450	28,500	28,091
Acquisition and integration	230	250	59
Restructuring and asset impairment, net	—	20	(161)
Cloud computing amortization	875	925	480
Organizational realignment, net	1,000	1,040	641
Severance associated with cost reduction initiatives	235	255	125
Stock-based compensation	4,400	4,500	4,190
Stock warrant	650	700	645
Non-cash rent	(1,100)	(1,000)	(895)
Gain on disposal of assets	(100)	(50)	(182)
Costs related to shareholder activism	3,400	3,500	—
Adjusted EBITDA	$75,646	$77,646	$64,843

Table 2: Military Segment Reconciliation of Segment Operating Earnings to Segment Adjusted Earnings
Before Interest, Taxes, Depreciation and Amortization

(A Non-GAAP Financial Measure)

(Unaudited)

	16 Weeks Ended
	April 23, 2022
(In thousands)	Low	High
Military:
Operating earnings	$1,305	$1,530
Adjustments:
LIFO expense	2,540	2,555
Depreciation and amortization	4,190	4,205
Cloud computing amortization	95	100
Organizational realignment, net	150	155
Severance associated with cost reduction initiatives	30	35
Stock-based compensation	820	825
Non-cash rent	(130)	(125)
Gain on disposal of assets	(10)	(5)
Costs related to shareholder activism	510	525
Adjusted EBITDA	$9,500	$9,800

	Low	High
Military Net Sales	$608,000	$614,000
	Low	High
Military Operating Margin	0.21%	0.25%
	Low	High
Military Adjusted EBITDA Margin	1.55%	1.61%

i Source: FactSet as of March 17, 2022; David Staples steps down as CEO on August 12, 2019

ii Source: FactSet as of March 17, 2022; Tony Sarsam announced as CEO on September 14, 2020

iiiA reconciliation of net earnings to adjusted EBITDA, a non-GAAP financial measure, is provided under “Non-GAAP Financial Measures”

iv A reconciliation of military segment operating earnings to military segment adjusted EBITDA, a non-GAAP measure, is provided under “Non-GAAP Financial Measures”